Exhibit 4.41

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES AND EXCHANGE COMMISSION.  SUCH PORTIONS HAVE BEEN REDACTED AND BRACKETED IN THE REQUEST AND APPEAR AS [*] IN THE TEXT OF THIS EXHIBIT.  THE OMITTED CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

INVENTORY BUY BACK AGREEMENT

DATE:

PARTIES:

1.              AMARIN CORPORATION PLC, a company registered in England No. whose registered office is at 7 Curzon Street, Mayfair, London, W1J 5HG (“Amarin”);

2.              SWIFTWATER GROUP LLC, a Limited Liability Company organized under the laws of the state of New York whose principal place of business is situated at 118 Middle Patent Road, Bedford NY 10506(“PROJECT MANAGER”)

RECITALS:

A.            Amarin is engaged in the business of (inter alia) the development of pharmaceutical products, and PROJECT MANAGER is engaged in the business (inter alia) of advising on commercial and scientific issues arising in respect of the pharmaceutical industry.

B.            PROJECT MANAGER is willing and Amarin desires PROJECT MANAGER to provide certain services relating to the purchase of certain inventory from wholesalers in the US in furtherance of Amarin’s contractual obligations set out in Clause 11.3 (as amended) of the Asset Purchase Agreement dated 11th February 2004 made between Valeant Pharmaceuticals International (“VPI”), Amarin and Amarin Pharmaceuticals Company Limited (the “Main Agreement”).

Operative Provisions:

1                                          THE SERVICES

1.1                                 PROJECT MANAGER shall perform the services described in Schedule 1 to this Agreement with reasonable care and skill in such manner as is directed by Amarin from time to time (the “Services”).

1.2                                 PROJECT MANAGER acknowledges that time shall be of the essence in relation to the provision of the Services.

1.3                                 In the event that Amarin requires for any reason to add to or vary the scope of the Services it shall notify PROJECT MANAGER in writing to that effect and PROJECT MANAGER shall within seven days of receipt of such notice submit its proposals, including revised costings and timelines, as appropriate, for the performance of such Services.  If acceptable to Amarin, the parties shall amend Schedule 1 to this Agreement accordingly.

1.4                                 In performing the Services, PROJECT MANAGER shall comply with and procure compliance with all written and oral instructions of Amarin,

provided further that instructions given orally are subsequently confirmed in writing.

1.5                                 PROJECT MANAGER shall perform the Services with reasonable care and skill and shall use its best efforts to ensure that personnel engaged by it in the provision of the Services are competent and have appropriate professional qualifications, training and experience.

1.6                                 Each party shall from time to time by notice to the other nominate (a) representative(s) for primary liaison relating to the Services, which from the date of this Agreement shall be as follows:

For Amarin:	Rick Stewart
CEO
For PROJECT MANAGER:	Scott Evangelista
Managing Partner

1.7                                 PROJECT MANAGER agrees that all personnel performing the Services shall be employees or sub-contractors of PROJECT MANAGER, and that nothing in this Agreement shall be deemed to create a contract of employment between Amarin and any employee or sub-contractor of PROJECT MANAGER.

1.8                                 Amarin agrees to provide in good time to PROJECT MANAGER all advice and information reasonably necessary for the performance of the Services in accordance with this Agreement.

1.9                                 PROJECT MANAGER agrees (provided Amarin has given it adequate notice in advance) to allow Amarin to attend the site(s) where the Services are being conducted for the purpose of monitoring and reviewing the performance of the Services and to give Amarin its full co-operation in this regard.

2                                          FEE AND PAYMENT

2.1                                 In consideration of the provision of the Services, Amarin shall pay to PROJECT MANAGER such sums as are set out in Schedule 1 (the “Fee”).

2.2                                 Amarin shall in addition reimburse PROJECT MANAGER for reasonable travel and other out-of-pocket expenses properly and necessarily incurred in the performance of the Services as set out in Schedule 1 (the “Expenses”), provided that PROJECT MANAGER produces copy invoices or other substantiating documentation and, in the case of any individual item of expenditure exceeding the sum of $1,500.00, Amarin’s prior written approval has been given.

2.3                                 PROJECT MANAGER shall render invoices in respect of instalments of the Fee, when payable, and monthly invoices in arrears in respect of the

Expenses. Payment shall be due before the end of the calendar month following that in which the invoice is raised.

2.4                                 Payments made in respect of the Fee and Expenses shall be without deduction in respect of taxes imposed in relation to the provision of the Services, for which PROJECT MANAGER shall be entirely responsible.

3                                         CONFIDENTIALITY

3.1                                 During the term of this Agreement and for a period of 5 years thereafter PROJECT MANAGER undertakes to maintain confidentiality and to use its best reasonable efforts to procure that confidentiality is maintained in relation to all information and materials disclosed directly or indirectly by Amarin to PROJECT MANAGER or generated by or on behalf of PROJECT MANAGER in relation to the performance of the Services, this Agreement and Amarin’s business (the “Confidential Information”).  The Confidential Information shall not, without Amarin’s prior written consent, be disclosed to or used by any person, other than representatives of Amarin and /or VPI, or such of PROJECT MANAGER’s employees and sub-contractors who reasonably require access to it and use of it for the purpose of carrying out PROJECT MANAGER’s rights and obligations under this Agreement, and who have a legal obligation to PROJECT MANAGER to protect the confidentiality of the Confidential Information on terms no less onerous than asset out in out in this Agreement.

3.2                                 The obligations of confidentiality set out in this Clause shall not apply to any Confidential Information which:

3.2.1                        is in the public domain or subsequently comes into the public domain through no fault of PROJECT MANAGER, its employees or sub-contractors;

3.2.2                        PROJECT MANAGER can prove by documentary evidence is legitimately in its possession at the date of its disclosure or which subsequently comes into its possession (without being subject to any obligation of confidentiality to Amarin); or

3.2.3                        is directed to be disclosed by law or at the request of a governmental authority, but only to the extent that such disclosure has been so directed or requested and provided that Amarin has been given sufficient advance notice of any such proposed disclosure in order to enable it to take appropriate measures to protect the confidentiality of the Confidential Information.

3.3                                 PROJECT MANAGER shall procure that sub-contractors engaged in performing the Services enter into a confidentiality agreement with PROJECT MANAGER in substantially the form set out in draft at Schedule 2.

4                                          TERM AND TERMINATION

4.1                                 This Agreement shall be effective from the date given above and shall remain in force (subject to earlier termination pursuant to this Clause) until the completion of the Services.

4.2                                 Amarin may terminate this Agreement on no less than fourteen (14) day’s notice to PROJECT MANAGER.

4.3                                 Either party shall be entitled forthwith to terminate this Agreement by notice to the other if:

4.3.1                        that other party commits any material breach of any of the provisions of this Agreement and, in the case where the breach is capable of remedy, fails to remedy the same within thirty (30) days of receipt of notice from the party seeking to terminate, specifying the breach and requiring it to be remedied; or

4.3.2                        the other party compounds or makes arrangements with its creditors or is adjudged insolvent or goes into liquidation(other than for the purposes of a bona fide reconstruction) or has a receiver appointed over most of its property or assets or any event occurs in any jurisdiction in relation to that party which is analogous to theforegoing events.

4.4                                 The exercise of the rights to terminate this Agreement given by this Clause shall not prejudice legal rights or remedies either party may have against the other in respect of any breach of the terms of this Agreement.

4.5                                 The provisions of Clauses 3, 5, 6 and 8 shall continue in force in accordance with their respective terms notwithstanding expiry or termination for any reason of this Agreement.

5                                          POST TERMINATION CONSEQUENCES

5.1                                 In the event of termination for any reason of this Agreement pursuant to Clause 5 above the parties shall promptly meet in good faith to discuss and endeavour to agree on the steps required to effect an orderly closure of all outstanding Services.

5.2                                 In the event of termination of this Agreement, Amarin shall pay to PROJECT MANAGER all amounts all amounts due to the PROJECT MANAGER through to the date of termination based on actual days worked to date, together with any third party costs reasonably and necessarily incurred or committed up to the date of termination.

5.3                                 In the event of expiry or termination for any reason of this Agreement PROJECT MANAGER shall promptly return to Amarin at PROJECT

Manager’s expense all Confidential Information and other materials provided to PROJECT MANAGER or generated by the provision of the Services.

6                                         INDEMNITIES AND LIABILITY

6.1                                 PROJECT MANAGER agrees to indemnify and hold harmless Amarin from and against any third party costs, claims (including reasonable legal costs) suffered or incurred by Amarin and arising as a result of PROJECT MANAGER’S material breach of the terms hereof or gross negligence in the performance of its rights and obligations under this Agreement by the PROJECT MANAGER or any third party engaged on its behalf to provide any services hereunder.

6.2                                 Amarin agrees to indemnify and hold harmless PROJECT MANAGER from and against any third party costs, claims (including reasonable legal costs) suffered or incurred by PROJECT MANAGER and arising as a result of Amarin’s material breach of the terms hereof or gross negligence in the performance of its rights and obligations under this Agreement by the Amarin.

6.3                                 Neither party shall be liable for delay in performing or failure to perform obligations under this Agreement if such delay or failure results from circumstances outside its reasonable control (including, without limitation, any act of God, governmental action, accident, strike, lock-out or other form of industrial action) promptly notified to the other party (“Force Majeure”). An incident of Force Majeure shall not constitute a breach of this Agreement and the time for performance shall be extended accordingly; however, if it persists for more than thirty (30) days:

6.3.1                        the parties may enter into discussions with a view to alleviating its affects and, if possible, agreeing on such alternative arrangements as may be reasonable in all of the circumstances; or

6.3.2                        the party not in default may forthwith on notice to the other party terminate this Agreement and the provisions of Clause 5.1 shall apply.

7              PUBLICITY

Except as may be required by law, PROJECT MANAGER may not without Amarin’s express prior written consent publicise or otherwise disclose the existence or nature of this Agreement or the Services to any third party.

8                                          NOTICES AND SERVICE OF LEGAL PROCESS

Any notice given under this Agreement shall be in writing and delivered or sent by registered or recorded delivery post or facsimile (facsimile notice to be confirmed by letter posted within 12 hours of transmission) to the address of the other party as set out above (or such other address as may have been notified in writing to the other party), and any such notice shall be deemed to have been served at the time of delivery (if delivered) or upon the expiration of 48 hours after posting (if sent by post) or upon the expiration of 12 hours after transmission.

9                                          ASSIGNMENT

PROJECT MANAGER may not without the prior written consent of Amarin assign, transfer or sub-contract all or any of its rights and obligations under this Agreement, such consent not to be unreasonably withheld.

10                                  OTHER PROVISIONS

10.1                           No variation to the terms of this Agreement shall be effective unless in writing and signed on behalf of each party by a director or other authorised person.

10.2                           If any term or provision of this Agreement is held by any court or other competent authority to be void or unenforceable in whole or in part, the other provisions of this Agreement and the remainder of the affected provision shall continue to be valid.

10.3                           Failure by either party on one or more occasions to avail itself of a right conferred by this Agreement shall not be construed as a waiver of such party’s right to enforce such right or any other right.

10.4                           The Schedules to this Agreement form part of and shall be deemed to be incorporated in this Agreement.

10.5                           This Agreement contains the whole agreement between the parties and supersedes all previous agreements and understandings between the parties with respect to the subject matter of this Agreement.

10.6                           Each party acknowledges that, in entering into this Agreement, it does not do so on the basis of and does not rely on any representation or warranty (whether made orally or in writing) except as expressly provided in this Agreement.

10.7                           PROJECT MANAGER shall perform the Services as an independent contractor. This Agreement does not confer or imply any authority on PROJECT MANAGER to bind Amarin nor does it indicate the existence of any partnership or joint venture between the parties.

11                                    LAW

This Agreement and the obligations of the parties shall be governed by and construed in accordance with the laws of and subject to the jurisdiction of the courts of the State of California.

IN WITNESS WHEREOF this agreement has been signed on behalf of the parties hereto the day and year first above written.

Signed by

for and on behalf of

SWIFTWATER GROUP LLC,

Signed by

for and on behalf of

AMARIN CORPORATION PLC

SCHEDULE 1

THE SERVICES

1. General

The Project Manager shall provide the following services (through Mr Scott Evangelista or such other person who is suitably qualified and is agreed to by Amarin (such agreement not to be unreasonably withheld or delayed)) for and on behalf of Amarin and as instructed by Amarin from time to time:

1.1                                 day to day management of the inventory buy-back so as to maximise efficiencies and so as to ensure compliance with the Clause 11.3 of the Main Agreement by Amarin in a timely fashion;

1.2                                 management of and contracting with sub-contractors;

1.3                                 co-ordination with all relevant stakeholders, to include Amarin, VPI and sub-Contractors;

1.4                                 bi- weekly written updates to Amarin as to the progress of the inventory buy-back;

1.5                                 all services as are reasonably ancilliary to any service provided pursuant to this Schedule 1.

2. Specific

Without prejudice to the generality of the foregoing the PROJECT MANAGER shall provide the following services (though Mr Scott Evangelista or such other person who is suitably qualified and is agreed to by Amarin (such agreement not to be unreasonably withheld or delayed)) for and on behalf of Amarin and as instructed by Amarin from time to time:

2.1                                 As promptly as reasonably practicable after the execution and delivery of this Agreement, PROJECT MANAGER shall use best efforts to enter into inventory repurchase agreements (the “Repurchase Agreements”) with each of Quality King Health Care, Cardinal Distribution, Amerisource Bergen and McKesson Drug Company (collectively, the “Key Wholesalers”) providing for the repurchase by PROJECT MANAGER at its own cost of certain inventory held by such distributors up to a level of Nine Million Three Hundred Thousand Dollars ($9,300,000) less all anticipated costs and expenses arising out of the repurchase and destruction of such inventory ( to include, without limitation, all costs and expenses arising hereunder).  The Repurchase Agreements shall be reasonably acceptable to Amarin.  Under the Repurchase Agreements, PROJECT MANAGER shall seek to repurchase the quantities of inventory set forth in Schedule 3 hereto (the “Designated Inventory”) at the prices indicated therein; provided, however, PROJECT

MANAGER may with Amarin’s consent repurchase any portion of the Designated Inventory at prices exceeding those set forth in Schedule 3, up to a maximum of 10% above the scheduled prices.  To the extent PROJECT MANAGER effects any repurchases at a price higher than that set forth in Schedule .3, the quantity of Designated Inventory that PROJECT MANAGER shall seek to repurchase from the relevant Key Wholesaler(s) (as set forth on Schedule 3) will be proportionately reduced. Each of the Repurchase Agreements.

2.2                                 Amarin shall upon (i) production of written evidence that buy-back terms have been discussed and agreed in-principle with the Key Wholesalers; and (ii) upon Amarin having received written confirmation from VPI that any such payment shall be credited against its obligations to buy-back inventory in the Main Agreement, fund a wire transfer to PROJECT MANAGER to the sum of Nine Million Three Hundred Thousand Dollars ($9,300,000) and PROJECT MANAGER shall upon receipt of such sum (i) Pay for repurchased inventory directly and (ii) the PROJECT MANAGER shall use its best efforts to cause any or all repurchased inventory to be destroyed.

2.3                                 PROJECT MANAGER will deliver as soon as practical a final reconciliation of all funds.

2.4                                 In the event of (i)Successful Completion of the Zelapar R&D Studies (as defined in the Main Agreement); (i) production of written evidence that buy-back terms have been discussed and agreed in-principle with the Key Wholesalers; and (ii) upon Amarin having received written confirmation from VPI that any such payment shall be credited against its obligations to buy-back inventory in the Main Agreement,  and only then, Amarin shall fund a wire transfer to the PROJECT MANAGER for an additional Four Hundred Fourteen Thousand Dollars ($414,000) to be used for the purchase of inventory in accordance with Section 11.3(a) and PROJECT MANAGER shall upon receipt of such sum (i) pay for repurchased inventory directly and (ii) the PROJECT MANAGER shall use its best efforts to cause any or all repurchased inventory to be destroyed.

2.5                                 Notwithstanding anything herein to the contrary, in no event shall Amarin be required to pay more than Nine Million Seven Hundred Fourteen Thousand Dollars ($9,714,000) in performing its obligations hereunder which limitation shall apply to all costs and expenses incurred by Amarin hereunder or in reimbursing the PROJECT MANAGER for effecting the repurchase of Designated Inventory including the costs of repurchase and costs hereunder, any administrative fees, third party costs including fees and expenses of any repurchasing agent, and costs of destroying repurchased inventory.

3.             The Fee

It is understood that the PROJECT MANAGER’S Fee shall be met by VPI and accordingly that no Fee is payable hereunder provided that the inventory buy back is completed by the end of March 2004.

SCHEDULE 2

Confidentiality Agreement for Sub-Contractors

[                            ],

Dear Sirs,

1.                                       We recognise that in the course of our dealings with [PROJECT MANAGER] (“the Company”), we may have access to or be provided with certain confidential information relating to the business of the Company and Amarin Corporation plc(“Amarin”).   This confidential information includes all information (whether written, oral, or in any other medium), data, documentation, drawings, designs, copyright materials and other materials relating to the Company’s business and Amarin’s business (“the Information”).

2.                                       We agree that the Information belongs to Amarin.  We will return the Information to the Company immediately on completion of our dealings with the Company or at any time on its request.

3.                                       We agree that we will treat the Information as strictly confidential and will not disclose it to any person without first obtaining the Company’s written consent.   We understand that the Information may, however, be disclosed to other employees in this organisation, if they need to know or have access to it to carry out their work properly for the Company.   We will take all reasonable steps to ensure that such employees treat the Information as strictly confidential in accordance with this agreement.

4.                                       We agree that we will not make use of the Information or allow it to be made use of for any purpose other than as may be necessary for us to carry out work properly for the Company.

5.                                       We agree that we will not examine, handle, deal with, photograph, copy or take away from Company premises any part of the Information, except to the extent that it is strictly necessary for us to do so to enable us to carry out work for the Company.

6.                                       This Agreement does not apply to Information which is in or which comes into the public domain otherwise than as a result of (a) a breach of this agreement by us or any person to whom disclosure of Information under paragraph 3. is permitted or (b) a breach of any other duty of confidentiality relating to the Information.

Signed for and on behalf of:

[ ]

Name:

Position:

Date:

SCHEDULE 3

Designated Inventory

Wholesaler		Units	WAC / Purchase Price	Acquisition cost		Service fee		Total Cost
QK	Phrenilin 100’s	[*]	[*]	$	[*]	[*]	%	$	[*]
QK	Phrenilin 500’s	[*]	[*]	$	[*]	[*]	%	$	[*]
QK	Phrenilin Forte 100’s	[*]	[*]	$	[*]	[*]	%	$	[*]
QK	Phrenilin Forte 500’s	[*]	[*]	$	[*]	[*]	%	$	[*]
QK	Permax 0.05mg 30’s	[*]	[*]	$	[*]	[*]	%	$	[*]
QK	Permax 0.25mg 100’s	[*]	[*]	$	[*]	[*]	%	$	[*]
QK	Permax 0.25mg 100’s	[*]	[*]	$	[*]	[*]	%	$	[*]
QK	Permax 1mg 100’s	[*]	[*]	$	[*]	[*]	%	$	[*]
QK	Bontril PDM 100’s	[*]	[*]	$	[*]	[*]	%	$	[*]
QK	Bontril PDM 1000’s	[*]	[*]	$	[*]	[*]	%	$	[*]
QK	Bontril SR 100’s	[*]	[*]	$	[*]	[*]	%	$	[*]
QK	Nolahist 24’s	[*]	[*]	$	[*]	[*]	%	$	[*]
McKesson 1-4-04	Permax 0.05mg 30’s	[*]	[*]	$	[*]	[*]	%	$	[*]
McKesson 1-4-04	Permax 0.25mg 100’s	[*]	[*]	$	[*]	[*]	%	$	[*]
McKesson 1-4-04	Permax 1.0mg 100’s	[*]	[*]	$	[*]	[*]	%	$	[*]
Bergen 12/23/03	Permax 0.05mg 30’s	[*]	[*]	$	[*]	[*]	%	$	[*]
Bergen 12/23/03	Permax 0.25mg 100’s	[*]	[*]	$	[*]	[*]	%	$	[*]
Bergen 12/23/03	Permax 1.0mg 100’s	[*]	[*]	$	[*]	[*]	%	$	[*]
Cardinal	Permax 0.05mg 30’s	[*]	[*]	$	[*]	[*]	%	$	[*]
Cardinal	Permax 0.25mg 100’s	[*]	[*]	$	[*]	[*]	%	$	[*]
Cardinal	Permax 1.0mg 100’s	[*]	[*]	$	[*]	[*]	%	$	[*]
						Total Acquisition Cost		$	[*]
						Freight		$	[*]
						Total Disposal Cost		$	[*]
						Total Cost		$	[*]

Note:  The total quantity purchased will vary as a function of the available product and negotiated price within individual accounts